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                                                                     Exhibit 5.1
                                                                     -----------





                                             November 5, 1997



Omtool, Ltd.
8 Industrial Way
Salem, New Hampshire 03079

         Re: Registration Statement on Form S-8 Relating to the 1996 Stock
             Option Plan, the 1997 Stock Plan and the 1997 Employee Stock Purchase Plan of Omtool, Ltd. (the "Plans")
             -------------------------------------------------------------

Ladies and Gentlemen:

      Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Omtool, Ltd. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 3,279,687 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plans (the "Shares").

      We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plans, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans and any related agreements with the Company, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Testa, Hurwitz & Thibeault, LLP

                                             TESTA, HURWITZ & THIBEAULT, LLP